Exhibit 1.01

LyondellBasell Industries N.V.

Conflict Minerals Report for the Calendar Year Ended December 31, 2018.

Background

LyondellBasell Industries N.V. (the “Company”, “we” or “our”) has included this Conflict Minerals Report (this “Report”) as an exhibit to its Form SD for the calendar year ended December 31, 2018 as required by Rule 13p-1 under the Securities Exchange Act of 1934 (the “Rule”). We are subject to the Rule because we have identified certain products that we manufactured in 2018 that contain a “conflict mineral” as defined by Section 1502 of the Dodd Frank Wall Street Reform and Consumer Protection Act. On August 21, 2018 the Company completed its acquisition of A. Schulman, Inc. (“Schulman”), and information pertaining to Schulman for the 2018 reporting period is included in this Report.

After conducting our reasonable country of origin inquiry, as briefly described below, we determined that three of our products manufactured by our polyolefins business contained a conflict mineral (tin) and that several of the products manufactured by our (former Schulman) engineered composites business included a metal insert that contained a conflict mineral (tin and/or tantalum) that was necessary to the functionality or production of those products and may have originated from the Democratic Republic of Congo and its adjoining countries (the “Covered Countries”).

Reasonable Country of Origin Inquiry

We determined which of our products were in-scope or potentially in-scope for our compliance with the Rule by identifying product categories that may contain conflict minerals through product specifications and other information known to us. For 2018, we identified three products manufactured by our polyolefins business for use in wire and cable applications (Aquathene CM04482, CM04483 and FR439800X01) that contain a conflict mineral (tin) necessary to the production of these products. We also identified certain products manufactured by our (former Schulman) business that had metal inserts that we believed could contain necessary conflict minerals (tin and/or tantalum). We determined these in-scope products, which represented less than 1% of our net sales in 2018, did not contain any other conflict minerals. The Company had no reason to believe, based on an internal assessment of its product portfolio, that any of its other products manufactured and sold in 2018 contained any conflict minerals necessary to the functionality or production of those products.

We identified 17 suppliers from which we sourced tin and/or tantalum in 2018 that was actually used in the manufacture of the in-scope products. We sent the Conflict Minerals Reporting Template (as developed by the Electronic Industry Citizenship Coalition and Global e-Sustainability Initiative (the “CMRT”)) to the suppliers of the in-scope products (the “in-scope suppliers”) as part of our due diligence process. We received responses from 100% of our in-scope suppliers. Based on the CMRT responses received from the in-scope suppliers, we have reason to believe that some of the tin and/or tantalum contained in those products (i) may have originated in the Covered Countries and (ii) is not or may not be from recycled or scrap sources.

Conflict Minerals Due Diligence

The Company’s conflict minerals due diligence process is materially based on the Organisation for Economic Co-operation and Development’s Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, including the Supplement on Tin, Tantalum and Tungsten and the Supplement on Gold (Second Edition 2013) (the “OECD Guidance”).

The Company occupies a “downstream” position in the supply chain and followed the principles outlined in the OECD Guidance for downstream companies. In this context, “downstream” refers to the supply chain from smelters to the eventual retailers of products. As a result of our position in the supply chain, we have no direct relationships with mines, smelters or other lower-tier suppliers of our tin and/or tantalum. Consequently, we rely on our direct suppliers to provide us with information on the origin of the tin and/or tantalum we purchase, including tin and/or tantalum that is supplied to them from lower-tier suppliers.

A summary of the Company’s conflict minerals diligence activities in respect of 2018 based on the OECD Guidance are outlined below.

Step	OECD Guidance	Due Diligence Activities Performed
1	Establish Strong Company Management Systems
—We have adopted and published a Conflict Minerals Policy which is available at https://www.lyondellbasell.com/en/investors/corporate-governance/?id=52.
—The Company created a cross-functional conflict minerals compliance team responsible for creating and implementing our conflict minerals compliance strategy. Compliance, Legal and Procurement were represented on the team. Our employees and external parties have access to a phone and internet based (http://www.lyondellbasell.ethicspoint.com) ethics reporting system to anonymously report any concerns.

2	Identify and Assess Risk in the Supply Chain
—We requested each of our suppliers of tin and/or tantalum used in our in-scope products to provide information regarding the origin and smelters of the tin and/or tantalum using the CMRT and reviewed each completed CMRT response.
—We reviewed the smelters identified in the completed CMRT responses against the list of complaint smelters (the “Conflict Free Smelter List”) published by the Conflict-Free Sourcing Initiative (“CFSI”).

3	Design and Implement a Strategy to Respond to Identified Risks	—Our cross-functional conflict minerals compliance team reported the findings to our Executive Vice President & Chief Legal Officer and our Chief Compliance Officer.

4	Carry out Independent Third-Party Audit of Supply Chain Due Diligence at Identified Points in the Supply Chain
—As a downstream supplier, we do not have a direct relationship with conflict minerals smelters and do not perform or direct audits of these entities within our supply chain. In connection with our due diligence, we utilized information made available by the CFSI concerning independent third-party audits of smelters.

5	Report Annually on Supply Chain Due Diligence	—We filed a Form SD and this Report with the Securities and Exchange Commission and made available on our website this Report and the Form SD.

Results of our Review

Based on the information provided by our in-scope suppliers, we believe, to the extent reasonably known, that some of the facilities used to process some of the conflict minerals in our in-scope products include the smelters listed below. We do not believe that the below list represents all of the smelters that processed conflict minerals in our in-scope products in the reporting period. Rather, it represents only those smelters that we could reasonably verify as related to our specific in-scope products based on our in-scope suppliers’ responses.

Metal	Smelter Name
Tin	Alpha*
Tin	An Vinh Joint Stock Mineral Processing Company
Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.*
Tin	Chifeng Dajingzi Tin Industry Co., Ltd.*
Tin	China Tin Group Co., Ltd.*
Tin	CNMC (Guangxi) PGMA Co., Ltd.
Tin	CV Ayi Jaya*
Tin	CV Dua Sekawan*
Tin	CV Gita Pesona*
Tin	CV Tiga Sekawan
Tin	CV United Smelting*
Tin	CV Venus Inti Perkasa*
Tin	Dowa*
Tin	Electro-Mechanical Facility of the Cao Bang Minerals & Metallurgy Joint Stock Company
Tin	EM Vinto*
Tin	Estanho de Rondonia S.A.
Tin	Fenix Metals*
Tin	Gejiu Fengming Metallurgy Chemical Plant*
Tin	Gejiu Jinye Mineral Company*
Tin	Gejiu Kai Meng Industry and Trade LLC*
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.*
Tin	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.*
Tin	Gejiu Zili Mining And Metallurgy Co., Ltd.*
Tin	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.*
Tin	Guanyang Guida Nonferrous Metal Smelting Plant*
Tin	HuiChang Hill Tin Industry Co., Ltd.*
Tin	Huichang Jinshunda Tin Co., Ltd.*
Tin	Jiangxi Ketai Advanced Material Co., Ltd.
Tin	Jiangxi New Nanshan Technology Ltd.*
Tin	Magnu's Minerais Metais e Ligas Ltda.*
Tin	Malaysia Smelting Corporation (MSC)*
Tin	Melt Metais e Ligas S.A.*
Tin	Metallic Resources, Inc.*
Tin	Metallo Belgium N.V.*
Tin	Metallo Spain S.L.U.*

Metal	Smelter Name
Tin	Mineração Taboca S.A.*
Tin	Minsur*
Tin	Mitsubishi Materials Corporation*
Tin	Modeltech Sdn Bhd*
Tin	Nghe Tinh Non-Ferrous Metals Joint Stock Company
Tin	Operaciones Metalurgical S.A.*
Tin	Pongpipat Company Limited
Tin	PT Aries Kencana Sejahtera*
Tin	PT Artha Cipta Langgeng*
Tin	PT ATD Makmur Mandiri Jaya*
Tin	PT Babel Inti Perkasa*
Tin	PT Bangka Prima Tin*
Tin	PT Bangka Serumpun*
Tin	PT Bangka Tin Industry*
Tin	PT Bukit Timah*
Tin	PT DS Jaya Abadi*
Tin	PT Eunindo Usaha Mandiri
Tin	PT Inti Stania Prima*
Tin	PT Karimun Mining*
Tin	PT Kijang Jaya Mandiri*
Tin	PT Menara Cipta Mulia*
Tin	PT Mitra Stania Prima*
Tin	PT Panca Mega Persada*
Tin	PT Premium Tin Indonesia*
Tin	PT Prima Timah Utama*
Tin	PT Refined Bangka Tin*
Tin	PT Sariwiguna Binasentosa*
Tin	PT Stanindo Inti Perkasa*
Tin	PT Sukses Inti Makmur*
Tin	PT Sumber Jaya Indah*
Tin	PT Timah (Persero) Tbk Kundur*
Tin	PT Tinindo Inter Nusa*
Tin	PT Tommy Utama*
Tin	Resind Industria e Comercio Ltda.*
Tin	Soft Metais Ltda.*
Tin	Super Ligas
Tin	Thaisarco*
Tin	Tin Technology & Refining*
Tin	Tuyen Quang Non-Ferrous Metals Joint Stock Company
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.*
Tin	Yunnan Tin Company Limited*
Tin	O.M. Manufacturing (Thailand) Co., Ltd.*
Tin	PT Belitung Industri Sejahtera*

Metal	Smelter Name
Tin	White Solder Metalurgia e Mineracao Ltda.*
Tantalum	Asaka Riken Co., Ltd.*
Tantalum	Changsha South Tantalum Niobium Co., Ltd.*
Tantalum	D Block Metals, LLC*
Tantalum	Exotech Inc.*
Tantalum	F&X Electro-Materials Ltd.*
Tantalum	FIR Metals & Resource Ltd.*
Tantalum	Global Advanced Metals Aizu*
Tantalum	Global Advanced Metals Boyertown*
Tantalum	Guangdong Rising Rare Metals-EO Materials Ltd.*
Tantalum	Guangdong Zhiyuan New Material Co., Ltd.*
Tantalum	H.C. Starck Co., Ltd.*
Tantalum	H.C. Starck Hermsdorf GmbH*
Tantalum	H.C. Starck Inc.*
Tantalum	H.C. Starck Smelting GmbH & Co. KG*
Tantalum	H.C. Starck Tantalum and Niobium GmbH*
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.*
Tantalum	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.*
Tantalum	Jiangxi Tuohong New Raw Material*
Tantalum	Jiujiang Janny New Material Co., Ltd.*
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.*
Tantalum	Jiujiang Tanbre Co., Ltd.*
Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.*
Tantalum	KEMET Blue Metals*
Tantalum	KEMET Blue Powder*
Tantalum	LSM Brasil S.A.*
Tantalum	Metallurgical Products India Pvt., Ltd.*
Tantalum	Mineracao Taboca S.A.*
Tantalum	Mitsui Mining and Smelting Co., Ltd.*
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.*
Tantalum	NPM Silmet AS*
Tantalum	Power Resources Ltd.*
Tantalum	QuantumClean*
Tantalum	Resind Industria e Comercio Ltda.*
Tantalum	RFH Tantalum Smeltery Co., Ltd./Yanling Jincheng Tantalum & Niobium Co., Ltd.*
Tantalum	Solikamsk Magnesium Works OAO*
Tantalum	Taki Chemical Co., Ltd.*
Tantalum	Telex Metals*
Tantalum	Ulba Metallurgical Plant JSC*
Tantalum	XinXing HaoRong Electronic Material Co., Ltd.*
Tantalum	Yichun Jin Yang Rare Metal Co., Ltd.

*Smelter name included on the Conflict Free Smelter List as of May 20, 2019. This compliance status is based solely on information made publicly available by the CFSI, without independent verification by us.

The CMRT responses we received from the in-scope suppliers were made on a company level basis and did not provide detail as to source and chain of custody for the tin and/or tantalum that was actually supplied to us. As a result, we do not possess sufficient information to draw definitive conclusions as to the exact smelter, country of origin, mine location or location of origin of the tin and/or tantalum contained in our in-scope products.

Steps to Mitigate Risk

The Company intends to take the following steps in respect of 2019:

•	Clearly communicate our sourcing expectations to potentially in-scope suppliers.

•	Continue to engage in-scope suppliers.

•	Continue the due diligence measures described in this Report.